Exhibit 10.4

Date: March 19, 2019

Sukullayanee Suwunnavid

3016 Emporium Suites 622 Sukhumvit 24 Alley,

Klongton Khet Khlong Toei,

Krung Thep Maha Nakhon 10110,

Thailand

RE: CONSULTING AGREEMENT

Dear Ms Sukullayanee Suwunnavid,

Noble Vici Group, Inc. (the “Corporation”), Ventrepreneur (SG) Private Limited (“VEPL”) and VenVici Private Limited (“VVPL”) (collectively, “We”) would like to thank you, Sukullayanee Suwunnavid (“Consultant”) for agreeing to supply certain digital offerings and services (“Services”) to VVPL’s customers through VEPL. You will supply and provide the fulfilment of our customers order through your arranged online platform and its related digital offerings.

This letter sets forth our agreement whereby Consultant agrees to accept shares of the Corporation’s common stock, par value $0.0001 (“Common Stock”), as payment in full for the Services and the satisfaction of all of our obligations under our arrangement with Consultant with respect to the Services. In determining the amount of shares of Common Stock to be issued, we have carefully considered a number of factors including our share price and the type and amount of digital products and services offered, among other things.

After due consideration, we hereby offer to issue Ten Million (10,000,000) shares of the Corporation’s Common Stock, par value $0.0001 (the “Shares”), at a per share price of US$2.00, as payment in full for the Services and the satisfaction of all of the obligations of the Corporation, VEPL, VVPL and their affiliates and subsidiaries under our arrangement with Consultant with respect to the Services. We further agree to register the Shares for on a registration statement with the United States Securities and Exchange Commission within six (6) months after the date of this letter.

The Corporation agrees that Consultant shall be entitled to engage subcontractors, including without limitation, Fame Reserve Limited, to assist it in providing the Services.

If the terms of this letter are acceptable to you, please indicate your acceptance by your signature below. Thank you for your interest in the Corporation.

Yours Sincerely,

/s/ Eldee Tang

Eldee Tang

Chief Executive Officer & Director

Noble Vici Group, Inc.

ACKNOWLEDGED AND AGREED

/s/ Sukullayanee Suwunnavid

Sukullayanee Suwunnavid

Dated this 19th day, March 2019